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                                                                    EXHIBIT 99.1

                             [NEOTHERAPEUTICS LOGO]

Contacts:
MEDIA RELATIONS                                         INVESTOR RELATIONS
Jon Siegal                                              John McManus
Ronald Trahan Associates (RTA) Inc.                     NeoTherapeutics, Inc.
(508) 647-9782, ext. 15                                 (949) 788-6700, ext. 247

                    NEOTHERAPEUTICS TO ANALYZE DATA FROM ITS
           NEOTROFIN(TM) ALZHEIMER'S CLINICAL TRIAL AFTER ALL PATIENTS
                         COMPLETE 24 WEEKS OF TREATMENT

              DECISION WILL STRENGTHEN THE REGULATORY VALUE OF THE
                 SECOND TWELVE WEEKS OF THE STUDY, WITH RESULTS
                  STILL AVAILABLE IN THE FIRST QUARTER OF 2002

IRVINE, Calif., Oct. 30, 2001 -- NeoTherapeutics, Inc. (NASDAQ: NEOT) announced today that data from the Company's double-blind, placebo-controlled pivotal study of Neotrofin(TM) in Alzheimer's disease will remain blinded and will be analyzed after all patients have received 24 weeks of treatment, rather than 12 weeks, as had been previously announced. This modification will provide additional double-blind data at no additional cost to the Company and within the same general time-frame.

The 521 patients in the clinical trial are currently receiving either Neotrofin or placebo, and all patients are expected to complete the full 24 weeks of treatment by February 2002. Data will then be processed and analyzed, and NeoTherapeutics expects to report results during the first quarter of 2002.

"The decision to wait the entire 24 weeks before `breaking the blind', or analyzing the data, will strengthen the regulatory value of the second half of our study," said F. Jacob Huff, Vice President, Medical Affairs of NeoTherapeutics. "I also want to stress that the trial remains fully blinded, and, at this stage, no one knows who is on placebo and who is on Neotrofin - not the doctors, the patients, their caregivers, or the Company."

"This decision has significant benefits to the Company in terms of providing double-blind information on patients over a longer period of time," stated Rajesh C. Shrotriya, M.D., President and Chief Operating Officer of NeoTherapeutics. "Had we started to analyze the study after just 12 weeks, the data from the second 12-weeks of treatment would have had little value from a regulatory standpoint. Because we feel that Neotrofin has both short- and long-term benefits, the decision to wait the entire 24 weeks should result in data that is more comprehensive. Just as important, broadening the data analysis should not result in any additional costs to the Company, and it should not prevent the Company from meeting its commitment of reporting results from the trial during the first quarter of 2002."


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The primary endpoints for this study are the Alzheimer's Disease Assessment
Scale-cognitive subscale (ADAS-cog), which measures memory and other cognitive deficits, and the Alzheimer's Disease Cooperative Study-Clinicians Global Impression of Change (ADCS-CGIC). There are four secondary endpoints consisting of standard memory and behavioral tests that are also being administered during the study. Entry criteria for the study includes an ADAS-cog score greater than 18 and a Mini-Mental Status Exam (MMSE) score of between 10 and 24. These entry criteria are stricter than those used in the Company's previous Alzheimer's disease clinical studies, and ensure that patients meet the "mild-to-moderate" category for which it is believed that Neotrofin can show maximum benefit.

A second and longer-term pivotal study is planned to commence in 2002, in which disease course modification will be measured over longer periods of treatment, while effects on symptom improvement will be measured after 12 weeks of treatment. Assuming positive data from both the current and the second pivotal studies, the Company hopes to file an NDA with the U.S. Food and Drug Administration (FDA) in 2003.

NeoTherapeutics seeks to create value for stockholders through the discovery and development of central nervous system (CNS) drugs, in-licensing and commercialization of anti-cancer drugs, and the licensing out of new drug targets discovered through genomics research. The Company has two drugs addressing major medical needs in pivotal/phase 3 stage of development:
Neotrofin(TM) for Alzheimer's disease and SatraplatIN for prostate cancer. Additional neurology and anti-cancer drugs such as AIT-034 and Neoquin(TM) are in phase 1 and 2 human clinical trials and the Company has a rich pipeline of pre-clinical drug candidates. For additional information visit the Company's web site at www.neotherapeutics.com.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.


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